EXHIBIT 99.1


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Media Contacts:
Winnie Lerner
Jessica Liddell
Abernathy MacGregor
212/371-5999

Motient Corporation Updates Shareholders on MSV Roll-Up

February 2, 2006 - Lincolnshire, IL -Motient Corporation (MNCP) announced today that it is continuing to actively pursue transactions that would allow it to rationalize the ownership of Mobile Satellite Ventures LP (MSV) and TerreStar Networks Inc. through the creation of two distinct public entities, one whose primary asset is an equity interest in MSV, and one whose primary asset is shares of TerreStar common stock.

Previously, on September 22, 2005, Motient announced that it had entered into a non-binding term sheet to consolidate the ownership of MSV and TerreStar into Motient, to be followed by a spin-off of TerreStar to Motient's shareholders. These transactions were intended to rationalize the ownership of MSV and TerreStar by creating a single public entity in control of TerreStar, and a single public entity in control of MSV. As discussions related to these transactions have progressed, Motient has determined that, while the goals of the previously announced transactions remain in the best interests of Motient's shareholders, the structure previously announced for accomplishing these goals will likely need to be modified.

Accordingly, Motient believes that the previously announced roll-up transaction is unlikely to occur as contemplated or announced. Instead, Motient now intends, either directly or indirectly, to spin-off its interests in MSV to Motient shareholders. Motient's primary remaining asset would then be its controlling interest in TerreStar, although Motient would expect to retain a minority of its current MSV interests (directly or indirectly) to issue to the holders of Motient's preferred stock upon its conversion. Motient is actively investigating the specific transaction structures available to it to accomplish these goals.

Motient currently owns 61% of TerreStar and 49% of MSV. There is no guarantee that the public entities which will own Motient's current TerreStar and MSV interests will ultimately own those respective percentages of TerreStar or MSV. Each entity could own more or less than those amounts, depending on the final structure adopted. Motient's Chief Operating Officer, Christopher Downie, stated, "Although we are restructuring our form of transaction, our ultimate objective remains the same. Our intention is to separate our ownership interests

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in MSV and TerreStar into two separately governed public entities, which we believe will provide each company, and thus our shareholders, the best path to capture the current and future value potential we believe exists for each of MSV and TerreStar."

Motient can provide no assurance that any of these transactions will ultimately be completed on the terms described above, if at all, since, among other things, significant documentation and/or regulatory filings will need to be finalized by one or more parties, including Motient.

About Motient Corporation:

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company's website at www.motient.com.

Statement Under the Private Securities Litigation Reform Act:

With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.



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